Exhibit 10.2

RESTRICTED STOCK AWARD GRANT NOTICE
STELLAR BANCORP, INC.
2022 OMNIBUS INCENTIVE PLAN
Stellar Bancorp, Inc., a Texas corporation (the “Company” or “Stellar”), pursuant to its 2022 Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), the award (“Award”) of shares of restricted stock set forth below. This Award is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the Restricted Shares (the “Terms and Conditions”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined, the terms in this Restricted Stock Award Grant Notice (this “Grant Notice”) and the Terms and Conditions shall have the same defined meanings assigned to them in the Plan.

Award Details:
The specific details of the Award, including the Participant’s name, Award Date, number of shares of restricted stock granted, and vesting schedule, are set forth in the electronic stock portal and incorporated by reference into this Grant Notice.

Participant:	*

Award Date:	*

Number of Shares of Restricted Stock:	*

Vesting Schedule:	*

By electronically acknowledging this Award in the Company’s stock portal, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions, and this Grant Notice; (b) confirms that Participant has reviewed the Plan, the Terms and Conditions, and this Grant Notice in their entirety, has had an opportunity to seek legal or financial advice, and fully understands all provisions thereof; (c) agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator regarding any questions arising under the Plan, the Terms and Conditions, or this Grant Notice (including any attached exhibits); (d) acknowledges that failure to electronically acknowledge acceptance of this Award within 90 days of the Award Date may result in its immediate cancellation and forfeiture, with no right to replacement benefits or compensation; and (e) confirms that Participant has read, understands, and agrees to be bound by the restrictive covenants set forth in Section 9 of the Terms and Conditions.

Electronic Acknowledgment:
Participant’s acceptance of this Award is completed electronically through the Company’s stock portal. No physical signature is required, and electronic acknowledgment constitutes full agreement to the terms of this Grant Notice, the Plan, and the Terms and Conditions.

    1

TERMS AND CONDITIONS
RESTRICTED STOCK AWARD
STELLAR BANCORP, INC. 2022 OMNIBUS INCENTIVE PLAN
These Terms and Conditions, collectively with the accompanying Restricted Stock Award Grant Notice (the “Grant Notice”) comprise your agreement (the “Agreement”) with the Company regarding the shares of restricted stock awarded under the Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan (as amended and restated, the “Plan”). Capitalized terms not specifically in the Agreement have the same meanings assigned to them in the Plan.
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Award Date set forth in the Grant Notice, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) of the Number of Shares of Restricted Stock (as set forth in the Grant Notice) (the “Restricted Shares”), subject to the conditions and restrictions set forth in the Agreement and in the Plan.
2.Issuance of Restricted Shares. Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account in your name. Until such time as the Restricted Shares are vested, any statement of ownership representing the Restricted Shares that may be issued, and any securities constituting Retained Distributions (defined below) will bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement.
3.Restrictions. The Restricted Shares will constitute issued and outstanding shares of Stock for all corporate purposes. You will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Shares, except that: (a) you will not be entitled to delivery of the Restricted Shares until such Restricted Shares become vested or the applicable vesting conditions are waived in writing; (b) the Company or its designee will retain custody of the Restricted Shares until such time, if ever, as the Restricted Shares vest; (c) the Company or its designee will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account; and (d) except as provided in Section 7, you may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or your interest in any of them until the Restricted Shares and/or the Retained Distributions become vested.
4.Vesting of Restricted Shares.
(a)Vesting. Each vesting tranche of the Restricted Shares (and related Retained Distributions) will vest pursuant to the Vesting Schedule set forth in the Grant Notice; provided, that you continue to be an employee, director or consultant of the Company or a Subsidiary (a “Service Provider”) from the Award Date through the applicable vesting date for such vesting tranche.
(b)Death; Disability. Notwithstanding anything in Section 4(a) to the contrary, if you cease to be a Service Provider due to your death or Disability (as hereinafter defined), then a portion of your then-outstanding unvested Restricted Shares (and related Retained Distributions) will fully vest effective as the date you cease to be a Service Provider, with such portion equal to a fraction, (i) the numerator of which is the number of calendar days that elapsed from the Award Date until the date you cease to be a Service Provider, and (ii) the denominator of which is the total number of calendar days between the Award Date until the last vesting date in the Vesting Schedule. For purposes of this Agreement, “Disability” means that you are unable to perform your duties with the Company and its Subsidiaries on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 90 continuous days or 180 days during any 12-month period, as determined by a physician selected by the Company or its insurers.
(c)Change of Control. Notwithstanding anything in Section 4(a) to the contrary, if the Company experiences a Change of Control (as defined in the Plan) and provided that you remain a Service Provider from the Award Date to the date of the Change of Control, all unvested Restricted Shares will fully vest effective as of immediately prior to the Change of Control.
5.Forfeiture of Restricted Shares. Except as otherwise provided in Section 4(b), all unvested Restricted Shares (and all related Retained Distributions) will be forfeited to the Company for no consideration on the date you cease for any reason to be a Service Provider, and you will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares (or related Retained Distributions). All Restricted Shares (and all related Retained Distributions), whether vested or unvested, shall be immediately forfeited for no consideration upon termination of your employment or service by the Company and its Subsidiaries for Cause (as hereinafter defined) or your resignation at a time when Cause to terminate your employment or service exists, and, in such event, the Company may also require you to pay to the Company the amount of any proceeds received by you from your sale or disposition of any vested Restricted Shares covered by this Award. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement entered into by and between you and the Company (your “Employment Agreement”), the terms of the employment agreement shall control.
For purposes of this Award, your status as a Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of applicable laws) effective as of the date you are no longer employed by or providing services to the Company or Subsidiary. The Administrator will have the exclusive discretion to determine when your status as a Service Provider terminates for purposes of this Award (including whether you may still be considered to be employed by or providing services to the Company or a Subsidiary while on a leave of absence).
For purposes of this Award, “Cause” has the meaning given in your Employment Agreement; provided, however, that if you are not party to an Employment Agreement or if such Employment Agreement does not define “Cause” (or terms of similar meaning), then “Cause” means, as determined by the Administrator in its discretion: (i) your commission of, conviction for, or plea of no contest to, a felony or any other crime involving moral turpitude; (ii) your commission of an act or omission involving misappropriation, embezzlement, theft, or fraud with respect to the Company or any of its Subsidiaries, or any of their customers or suppliers; (iii) your failure to comply with the Company’s or its Subsidiaries’ material policies, procedures, and guidelines, including corporate governance, human relations, anti-harassment, and anti-discrimination policies, and applicable laws with respect to the Company’s or its Subsidiaries’ business operations; (iv) your breach of fiduciary duty or willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Subsidiaries; or (v) your material breach of any confidentiality, noncompetition, nonsolicitation, or no-hire obligations set forth in any other written agreement between you, on the one hand, and the Company or any of its Subsidiaries, on the other hand.
6.Delivery by the Company. As soon as practicable after the Restricted Shares become vested pursuant to this Agreement, but no later than 30 days after such event occurs, and subject to the withholding referred to in Section 8, the Company will (a) cause to be removed from the Restricted Shares the restrictions described in Section 3 or cause to be issued and delivered to you (in certificate or electronic form) an equal number of shares of Stock, and (b) shall cause to be delivered to you any Retained Distributions with respect to such Restricted Shares. If delivery of certificates is by mail, delivery of shares of Stock will be deemed effected for all purposes when a stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to you.
7.Nontransferability of Restricted Shares. Restricted Shares that have not become earned and vested are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Shares are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you. Certificates representing Restricted Shares that have vested may be delivered (or, in the case of book entry registration, registered) only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Restricted Shares have been transferred in accordance with this Section 7.
8.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the subsequent sale of vested Restricted Shares and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company, the Employer, and their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation payable to you by the Company and/or the Employer;
(b)withholding from proceeds of the sale of Restricted Shares issuable or issued to you upon vesting of the Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without your further consent or direction);
(c)withholding earned and vested Restricted Shares upon vesting of such Restricted Shares;
(d)requiring you to make a payment in cash by certified check acceptable to the Company or wire transfer; or
(e)any other method determined by the Company, and to the extent required by applicable laws or the Plan, approved by the Administrator.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding earned and vested Restricted Shares, you are deemed for tax purposes to have been issued the full number of earned and vested Restricted Shares notwithstanding that a number of the earned and vested Restricted Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
9.Non-Solicitation Covenants.
(a)By accepting this Award, you hereby acknowledge and agree that (i) the Company has provided and will continue to provide you with access to confidential and proprietary information (“Confidential Information”) of the Company and its subsidiaries (the “Company Group”) for use only during your employment with the Company Group, (ii) the Company Group has entrusted you and will continue to entrust you, in your unique and special capacity, with developing the goodwill of the Company Group, and (iii) in consideration of the Company providing you with continued access to Confidential Information and as an express incentive for the Company to enter into this Agreement and grant you the Restricted Shares hereunder, you have voluntarily agreed to the non-solicitation covenants set forth in this Section 9. You agree and acknowledge that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s business, Confidential Information, goodwill and legitimate business interests. You further acknowledge and agree that you are receiving new consideration by entering into this Agreement that includes sufficient and independent consideration for the non-solicitation covenants set forth herein.
(b)During the Restricted Period (defined below) you shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of any nature:
(i)solicit, canvass, approach, encourage, entice or induce any customer, client, business partner or supplier of any member of the Company Group with whom or which you had contact on behalf of any member of the Company Group, or about whom or which you had access to Confidential Information, or for whom or which you had direct or indirect responsibility for on behalf of the Company Group to cease or lessen such customer’s, client’s, business partner’s or supplier’s business with any member of the Company Group; or
(ii)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
For purposes of this Section 9, the “Restricted Period” means the period that begins on the Award Date and ends on the earliest of (x) the date that is twelve (12) months following the date on which you cease to be a Service Provider for any reason other than due to your involuntary termination by the Company Group without Cause, (y) the date that is twelve (12) months following the date on which all of the Restricted Shares covered by this Award have become fully vested, or (z) the date on which you cease to be a Service Provider due to your involuntary termination by the Company Group without Cause.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing non-solicitation covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The non-solicitation covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(e)The covenants in this Section 9 are in addition to and complements (and does not replace or supersede) any obligation that you have to any member of the Company Group with respect to non-solicitation under any other written agreement between you and any member of the Company Group.
10.Minimum Holding Period. Unless otherwise determined by the Administrator or as provided in Section 11(c), no shares of Restricted Stock covered by this Award that become vested may be sold, exchanged, transferred or assigned, whether voluntarily or involuntarily, by you until the earlier of (a) the date that is twelve (12) months following the date that such shares of Restricted Stock became vested, and (b) the date that you cease to be an employee of the Company Group. The Company reserves the right to issue “stock transfer” instructions to its duly authorized transfer agent to ensure the Participant’s compliance with this Section 10.
11.Other Terms and Conditions.
(a)The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt of this Award and the Restricted Shares covered hereby, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan, a copy of which you acknowledge receiving.
(b)Employment/Service Relationship. Nothing in the Agreement will confer on you any right to continue in the employ or service of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment or service at any time.
(c)Claw-Back. The Restricted Shares, the Retained Dividends, and any proceeds, gains or other economic benefit actually or constructively received by you upon the resale of any Restricted Shares, shall be subject to the provisions of (i) the Company’s Policy for the Recovery of Erroneously Awarded Company (as the same may be amended or restated, the “Claw-Back Policy”) and (ii) any other policy adopted or implemented by the Company that provides for the claw-back, recoupment or recovery of compensation (an “Other Recovery Policy”), to the extent set forth in such Claw-Back Policy or Other Recovery Policy.
(d)Adjustments. The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in such manner as the Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4(c) of the Plan following the Award Date.
12.Nature of Grant. By accepting this Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Restricted Shares to you is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards, even if equity awards have been granted to you in the past;
(c)all decisions with respect to future grants of equity awards, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Restricted Shares, and the value of and income from such Restricted Shares, are not intended to replace any pension rights, retirement benefits or other compensation;
(f)the Restricted Shares, and the value of and income from such Restricted Shares, are not part of normal or expected compensation or salary for any purpose;
(g)this Award and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company, the Employer or any Affiliate;
(h)the future value of the Restricted Shares is unknown and cannot be predicted with certainty; and
(i)no claim or entitlement to compensation or damages will arise from forfeiture of the Restricted Shares resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of applicable laws), and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree to (i) never institute any such claim against the Company, the Employer or any of their respective Affiliates, (ii) waive your ability, if any, to bring any such claim against the Company, the Employer or any of their respective Affiliates, (iii) forever release the Company, the Employer and each of their respective Affiliates from any such claim, and (iv) execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of any such claim that is allowed by a court of competent jurisdiction, in each case to the maximum extent permitted by applicable laws.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Restricted Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Data Privacy. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address, email address, and telephone number, date of birth, social insurance number, or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Shares or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (your “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that it will be necessary for your Data to be collected, used and transferred, in electronic or other form, as described in the Agreement and any other award documentation by and among, as applicable, the Employer, the Company and any Affiliate. Such processing will be for the exclusive purpose of implementing, administering and managing your participation in the Plan, and therefore for the performance of the Agreement. The provision of your Data is a contractual requirement. Without the provision of your Data, it will not be possible for the Company and/or the Employer to perform their obligations under the Agreement.

You understand that, in performing the Agreement, it will be necessary for:

•your Data to be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan;
•the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan; and
•your Data to be held only as long as is necessary to implement, administer and manage your participation in the Plan.
15.Compliance with Laws and Regulations. You will not require the Company to deliver any Restricted Shares or Retained Distributions and the Company will not be obligated to deliver any Restricted Shares or Retained Distributions if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Restricted Shares and Retained Distributions to comply with any such law, rule, regulation or agreement.

16.Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

17.Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Texas, as such laws are applied to agreements between Texas residents entered into and to be performed entirely within Texas, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Company and you evidenced by this grant or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation will be conducted only in the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

18.Further Instruments. You agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.

19.Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Shares or Retained Distributions have vested). All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.

20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.

22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.

23.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Administrator as contemplated by Section 23 of the Plan. Without limiting the generality of the foregoing, without your consent,

(a)this Agreement may be amended or supplemented from time to time as approved by the Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s shareholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)subject to any required action by the Board of Directors or the shareholders of the Company, the Award evidenced by this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Shares to the extent then earned and vested.

24.Entire Agreement. The Plan, these Terms and Conditions, the Grant Notice and your Employment Agreement (if applicable) constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

25.Notices. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address of the Company’s principal office. Unless the Company elects to notify you electronically pursuant to the online grant and administration program or via email, any notice or other communication to you with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Award Date, unless the Company has received written notification from you of a change of address.

26.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.    All decisions of the Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

27.Nonalienation of Benefits.  Except as provided in Section 7 and prior to the vesting of any Restricted Share, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.

28.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, then the Plan, the Restricted Shares and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

29.Section 409A. Neither the Restricted Shares nor the Retained Distributions are intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the Restricted Shares or Retained Distributions (or any portion of any of the foregoing) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Restricted Shares and/or Retained Distributions to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

30.Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

By signing the Grant Notice or otherwise accepting the Restricted Shares, you agree to be bound by terms of the Agreement and the Plan.